Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Pier 1 Imports, Inc. Stock Purchase Plan, As Amended Through June 29, 2010, of our reports (a) dated April 28, 2010, with respect to the consolidated financial statements of Pier 1 Imports, Inc. and the effectiveness of internal control over financial reporting of Pier 1 Imports, Inc., and (b) dated April 28, 2010, with respect to the financial statements of the Pier 1 Imports, Inc. Stock Purchase Plan for the year ended December 31, 2009 included in the Pier 1 Imports, Inc. Annual Report (Form 10-K) for the year ended February 27, 2010, filed with the Securities and Exchange Commission.

/s/Ernst & Young

Fort Worth, Texas
July 2, 2010